Exhibit 99.1

FOR IMMEDIATE RELEASE

January 4, 2012

GENESIS ENERGY, L.P. COMPLETES ACQUISITION OF

INTERESTS IN GULF OF MEXICO OIL PIPELINES,

INCLUDING POSEIDON

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) announced today that it has acquired from Marathon Oil Company, a wholly-owned subsidiary of Marathon Oil Corporation (NYSE: MRO), interests in several Gulf of Mexico crude oil pipeline systems, including its 28% interest in Poseidon Oil Pipeline Company, L.L.C., its 29% interest in Odyssey Pipeline L.L.C., and its 23% interest in the Eugene Island Pipeline System.

The purchase consideration for all of the assets, subject to usual and customary post closing adjustments for debt, working capital, etc., is $205.9 million, which includes an estimated $26 million valuation of crude oil line fill at current market prices owned by the interests to be acquired. Genesis financed the transaction under its revolving credit facility.

The Poseidon system is comprised of a 367-mile network of crude oil pipelines, varying in diameter from 16 to 24 inches, with capacity to deliver approximately 400,000 barrels per day of crude oil from developments in the central and western offshore Gulf of Mexico to other pipelines and terminals onshore and offshore Louisiana. Affiliates of Enterprise Products Partners L.P. and Shell Oil Company each own a 36% interest in Poseidon. An affiliate of Enterprise will continue in its role as operator of Poseidon.

The Odyssey system is comprised of a 120-mile network of crude oil pipelines, varying in diameter from 12 to 20 inches, with capacity to deliver up to 300,000 barrels per day of crude oil from developments in the eastern Gulf of Mexico to other pipelines and terminals onshore Louisiana. An affiliate of Shell owns the remaining 71% interest in Odyssey. An affiliate of Shell will continue to serve as the operator.

The Eugene Island Pipeline System is comprised of a 183-mile network of crude oil pipelines, the main pipeline of which is 20 inches in diameter, with capacity to deliver approximately 200,000 barrels per day of crude oil from developments in the central Gulf of Mexico to other pipelines and terminals onshore Louisiana. Other owners in Eugene Island include affiliates of Exxon-Mobil, Chevron-Texaco, ConocoPhillips and Shell Oil Company. An affiliate of Shell will continue to serve as the operator.

“This acquisition represents another exciting growth opportunity for Genesis,” said Grant Sims, Genesis’ Chief Executive Officer. “These pipelines, especially Poseidon, will complement our existing, and, as we announced this morning in a separate release, our planned infrastructure in the Gulf of Mexico, and enhance our ability to provide attractive capacity and market optionality to producers for their existing and future developments as well as our refining customers onshore Texas and Louisiana. The Gulf of Mexico is an important and growing resource basin in the U.S. that we are convinced will be safely, responsibly and efficiently developed for many years to come.”

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding closing of the transaction. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:

Genesis Energy, L.P.

Bob Deere

Chief Financial Officer

(713) 860-2516